Exhibit 10.1

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179

June 3, 2021

RE/MAX, LLC

Incremental Term Facility
Commitment Letter

RE/MAX, LLC

5075 S. Syracuse Street

Denver, CO 80237-2712

Attention: Ms. Karri Callahan, Chief Financial Officer

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan”, “us” or “we”) that RE/MAX, LLC, a Delaware limited liability company (“you” or the “Borrower”), intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding shares in the capital of RE/MAX Ontario Atlantic Canada, Inc., an Ontario corporation (RE/MAX Ontario”), and all of the issued and outstanding shares of capital stock of Polzler & Schneider Holdings Corporation, a Delaware corporation (“P&S Holdings” and, together with RE/MAX Ontario, the “Target Companies”) from Brodero Holdings Inc., an Ontario corporation (“Brodero”), and Fire-Ball Holdings Corporation Ltd., an Ontario corporation (“Fire-Ball” and, together with Brodero, the “Sellers”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”), including the provision to you of an incremental term facility under that certain Amended and Restated Credit Agreement, dated as of December 15, 2016, among you, RMCO, LLC, the lenders from time to time party thereto and JPMorgan, as administrative agent, and the other parties party thereto (as amended from time to time prior to the date hereof, the “Existing Credit Agreement”) in an aggregate principal amount up to $235 million (the “Incremental Term Facility”), after which time the Target Companies will be wholly owned direct or indirect subsidiaries of the Borrower.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Term Sheet, the Conditions Precedent to Closing attached hereto as Exhibit B (the “Funding Conditions”) or the Existing Credit Agreement, as applicable; this commitment letter together with Exhibits A and B hereto, collectively, the “Commitment Letter”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Exhibit B hereto and the initial funding of the Incremental Term Facility.

In connection with the foregoing, JPMorgan is pleased to advise you of its commitment (the “Commitment”) to provide 100% of the Incremental Term Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.

1.	Titles and Roles

It is agreed that:

JPMorgan will (a) act as sole lead arranger and sole bookrunner for the Incremental Term Facility (acting in such capacities, the “Lead Arranger”) (it being understood and agreed that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC) and (b) continue to act as sole administrative agent under the Existing Credit Agreement.

You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners,  managers or co-managers will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Incremental Term Facility unless you and we shall so agree.

2.	Syndication

We intend to syndicate the Incremental Term Facility to one or more banks, financial institutions, investors and other lenders identified by us in consultation with you and reasonably acceptable to us and you (your consent not to be unreasonably withheld, conditioned or delayed), which may include existing lenders to the Borrower (collectively, the “Lenders”).  JPMorgan intends to commence syndication efforts promptly, and until the earlier of (i) the 60th day following the Closing Date and (ii) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved (the “Syndication Period”), you agree actively to assist (and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement (as hereinafter defined) as in effect on the date hereof, to use your commercially reasonable efforts to cause the Target Companies and their affiliates to assist) JPMorgan in completing a syndication satisfactory to JPMorgan.  Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your subsidiaries’ existing banking relationships (and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, the Target Companies’ existing banking relationships), (B) direct contact between your senior management and advisors (and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, senior management and advisors of the Target Companies) on the one hand, and the proposed Lenders on the other hand, (C) your preparing and providing to JPMorgan (and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, causing the Target Companies to prepare and provide) all information with respect to you and your subsidiaries (or, as applicable, the Target Companies and their subsidiaries), including all financial information and Projections (as defined below), as JPMorgan may reasonably request in connection with the arrangement and syndication of the Incremental Term Facility and your assistance (and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, causing the Target Companies to assist) in the preparation of one or more lender presentations (each, a “Lender Presentation”) and other marketing materials to be used in connection with the syndication (all such information, presentations and material, “Information Materials”), (D) your hosting, with JPMorgan, of one or more meetings or conference calls of prospective Lenders at times and locations to be mutually agreed, (E) your using your commercially reasonable efforts to obtain (x) public corporate credit and/or corporate family ratings for the Borrower and (y) public ratings for the Incremental Term Facility from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) as soon as practicable and in any event prior to the Closing Date (as defined below), and (F) your ensuring (and using commercially reasonable efforts to ensure, in the case of the Target Companies and their subsidiaries) that there is no competing offering, placement, arrangement or syndication of any bank financing (other than the Incremental Term Facility and the refinancing of the Existing Credit Agreement) or announcement thereof by or on behalf of you or your subsidiaries or the Target Companies and their subsidiaries.  JPMorgan will manage, in consultation with you and subject to your reasonable consent, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders, provided that the amount of the aggregate fees and the Lenders shall be reasonably acceptable to you.  You hereby authorize us to download copies of the Borrower’s trademark logos from its website and post copies thereof on the IntraLinks site or similar workspace established by us to syndicate the Incremental Term Facility and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Incremental Term Facility or in any advertisements (to which you consent, such consent not to be unreasonably withheld, conditioned or delayed) that we may place after the closing of the Incremental Term Facility in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at their own expense describing its services to the Borrower hereunder.  You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the  closing date, size, type, purpose of, and parties to, the Incremental Term Facility. You hereby acknowledge and agree that in connection with this Commitment Letter and the Fee Letter, JPMorgan will have no responsibility to you other than to use commercially reasonable efforts to arrange the syndication as set forth herein and those obligations expressly set forth herein or in any other express writing executed and delivered by JPMorgan and you and in no event shall JPMorgan be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby.

At the request of JPMorgan, you agree to assist in the preparation of a version of each Lender Presentation or other Information Material (a “Public Version”) consisting exclusively of information with respect to you, the Target Companies and your and the Target Companies’ respective subsidiaries that is either publicly available or not material with respect to you, the Target Companies, your or the Target Companies’ respective subsidiaries, or any of your or their respective securities for purposes of United States federal and state securities laws (such information, “Non-MNPI”).  Such Public Versions, together with any other information prepared by you or your subsidiaries or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”).  You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to the Incremental Term Facility, (b) administrative materials prepared by JPMorgan for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Incremental Term Facility may be distributed to Public Side Lenders.  You acknowledge that JPMorgan public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (D) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Incremental Term Facility has been completed upon the making of allocations by the Lead Arranger and the Lead Arranger freeing the Incremental Term Facility to trade or (ii) in violation of any confidentiality agreement between you and JPMorgan.

In connection with our distribution to prospective Lenders of any Lender Presentation and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter in a form reasonably acceptable to you authorizing such distribution and, in the case of any Public Version thereof or other Public Information, representing that it only contains Non-MNPI.  Each Lender Presentation will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.

3.	Conditions.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation with respect to the Incremental Term Facility (the “Credit Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the commitments of JPMorgan in respect of the Incremental Term Facility and the undertakings of the Lead Arranger to provide the services described herein are subject only to the satisfaction (or waiver by JPMorgan) of each of the conditions expressly set forth in the Funding Conditions, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Incremental Term Facility shall occur).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only conditions (express or implied) to the availability and funding of the Incremental Term Facility on the Closing Date are the Funding Conditions, (b) the only representations the accuracy of which shall be a condition to the availability of the Incremental Term Facility on the Closing Date shall be (i) the representations made by the Sellers with respect to the Target Companies and their subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower or any of its applicable affiliates has the right (taking into account any applicable cure provisions) to terminate (or not perform) its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of an inaccuracy of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined) and (c) the terms of the Credit Documentation shall be in a form such that they do not impair the availability or funding of the Incremental Term Facility on the Closing Date if the Funding Conditions are satisfied (or waived by JPMorgan) (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than a lien on Collateral that may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”)) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of security interests in such Collateral shall not constitute a condition precedent to the initial funding of the Incremental Term Facility on the Closing Date, but shall be required to be provided and/or perfected pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower, but no later than 60 days after the Closing Date (subject to extensions by the Administrative Agent in its reasonable discretion)).  For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Credit Documentation (inclusive of any materiality and other qualifiers and exclusions included in such representations and warranties) relating to corporate or other organizational existence of the Borrower and the Guarantors; organizational power and authority (as to execution, delivery and performance of the applicable Credit Documentation) of the Borrower and the Guarantors; the due authorization, execution, delivery and enforceability of the applicable Credit Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its restricted subsidiaries on a consolidated basis; no conflicts of Credit Documentation with applicable law or charter documents; no payment or bankruptcy event of default under Section 8(a) or 8(f) of the Existing Credit Agreement; use of proceeds not violating OFAC or other anti-corruption or sanctions laws; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; and the creation, validity and perfection of security interests in the Collateral to the extent required on the Closing Date.  Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, the only conditions to availability and funding of the Incremental Term Facility on the Closing Date are the Funding Conditions, which shall be subject in all respects to this paragraph. This paragraph shall be referred to herein as the “Limited Conditionality Provisions”.

4.	Information

You hereby represent and warrant that (to your knowledge with respect to the Target Companies and their subsidiaries) (a) all written information (including all Information Materials), other than the Projections and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by JPMorgan that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).  You agree that if, at any time prior to the Closing Date and thereafter during the Syndication Period until completion of our syndication efforts, you become aware that any of the representations and warranties in the preceding sentence would be incorrect if the same was remade, in any material respect, then you will promptly supplement the Information and the Projections so that such representations and warranties when remade would be correct, in all material respects, under those circumstances.  You understand that in arranging and syndicating the Incremental Term Facility we may use and rely on the Information and Projections without independent verification thereof.

5.	Fees

As consideration for JPMorgan’s commitment hereunder and its agreement to perform the services described herein, you agree to pay to JPMorgan the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

6.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless JPMorgan, its affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Incremental Term Facility, the use of the proceeds thereof or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such indemnified person or its affiliates or any of their respective directors, officers, employees, advisors, agents and other representatives (collectively, the “Related Parties”) and (b) regardless of whether the Closing Date occurs, to reimburse JPMorgan and its affiliates for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and the fees, charges and disbursements of counsel) incurred in connection with the Incremental Term Facility and any related documentation (including this Commitment Letter, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof.

You agree that in no event shall any of JPMorgan, its affiliates and their respective directors, officers, employees, advisors, agents or other representatives (each, an “Arranger-Related Person”) be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such Arranger-Related Person (or any of its Related Parties).  None of the Arranger-Related Persons or you or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Transactions, the Incremental Term Facility or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent such damages are included in any third party claim with respect to which an indemnified person is entitled to indemnification under the preceding paragraph.

7.	Sharing of Information; Affiliate Activities

You acknowledge that JPMorgan (or an affiliate) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you or your affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.  In addition, JPMorgan and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by JPMorgan and its affiliates of services for other companies or persons and JPMorgan and its affiliates will not furnish any such information to any of their other customers.  You also acknowledge that JPMorgan and its affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

8.	Confidentiality

This Commitment Letter and the Fee Letter are delivered to you on the understanding that neither the terms nor substance of this Commitment Letter or the Fee Letter shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) on a confidential and need-to-know basis, to your affiliates and your and their respective directors, officers, employees, advisors, agents and other representatives who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding, by compulsory legal process or as otherwise required by law (in which case you agree to inform us promptly thereof to the extent permitted by applicable law), (c) to the extent reasonably necessary or advisable, in connection with enforcement proceedings relating to this Commitment Letter and the Incremental Term Facility and (d) in the case of the Commitment Letter, the Term Sheet and, if redacted in a customary manner reasonably satisfactory to the Lead Arranger, the Fee Letter, on a confidential and need-to-know basis to the Sellers, the Target Companies and their respective directors, officers, employees, advisors, agents and other representatives who are directly involved in the consideration of this matter.  The provisions of this paragraph shall automatically terminate (as it relates to the Commitment Letter but not as it relates to the Fee Letter) one year following the date of this Commitment Letter.

9.	Miscellaneous

You acknowledge and agree that Sections 10.9, 10.10, 10.13 and 10.15 of the Existing Credit Agreement shall apply in connection with this Commitment Letter to JPMorgan mutatis mutandis. This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein.  JPMorgan reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to JPMorgan in such manner as JPMorgan and its affiliates may agree in their sole discretion.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and JPMorgan.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letter and/or any document to be signed in connection with this Commitment Letter and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the law of the State of New York.  The Borrower consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan).  Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter and the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the federal or state courts located in the City of New York, Borough of Manhattan. Notwithstanding anything herein to the contrary, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit B) (and whether or not a “Material Adverse Effect” has occurred), (b) the determination of the accuracy of any representation and warranty made by or on behalf of the Target Companies and their subsidiaries in the Acquisition Agreement and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

JPMorgan hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and its affiliates are required to obtain, verify and record information that identifies the Borrower and each guarantor under the Incremental Term Facility, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each guarantor in accordance with the PATRIOT Act and Beneficial Ownership Regulation.  This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for JPMorgan, each Lender and each of their respective affiliates.

The indemnification, fee, expense, jurisdiction, syndication, limitation of liability, sharing of information, affiliate activities, electronic signatures, absence of fiduciary relationships and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter; provided that your obligations under this Commitment Letter (other than your obligations with respect to syndication and confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of Credit Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Credit Documentation has comparable provisions with comparable coverage.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on June 3, 2021.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.  Thereafter, all commitments and undertakings of JPMorgan hereunder will expire on the earliest of (a) August 15, 2021, in the event the Closing Date has not occurred on or prior to such date, (b) the execution of the Credit Documentation, (c) the closing of the Acquisition without the use of the Incremental Term Facility, (d) the termination or expiration of the Acquisition Agreement in accordance with its terms or (e) receipt by the Lead Arranger of written notice from the Borrower of its election to terminate all commitments under the Incremental Term Facility in full.

[Signature Pages Follow]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours, JPMORGAN CHASE BANK, N.A.
By:	/s/ Nancy E. Meadows
Name: Nancy E. Meadows
Title: Authorized Signatory

Signature Page to Commitment Letter

Accepted and agreed to as of the date first written above:
RE/MAX, LLC
By:	/s/ Karri Callahan
Name: Karri Callahan
Title: Chief Financial Officer

Signature Page to Commitment Letter